SEMICONDUCTOR INDUSTRY
TOF MARKETING AGREEMENT

This Agreement is made and entered into this 31 day of October 1995, by and between the following parties:

Sensar Corporation, (subsidiary of Larson Davis, Inc.) a company organized and existing under the laws of Utah, having its principal place of business at 435 West 9160 South, Sandy, Utah 84070
(hereinafter referred to as "Sensar").

                                      as one party

and

SAES Getters S.p.A., a company organized and existing under the laws of Italy, with its principal place of business in Via Gallarate, 215 Milan, Italy, (hereinafter referred to as "SAES").

                                      as the other party

WITNESSETH

WHEREAS, Sensar has developed a time-of-flight mass spectrometer known as the Sensar TOF 2000 suitable for monitoring impurities in nitrogen, argon, helium, and hydrogen (the TOF 2000 or any future improved version(s) hereinafter referred to as the Product), which has application in the Semiconductor Industry; and

WHEREAS, SAES is a worldwide known company involved in the field of vacuum technology, and has wide experience in developing, manufacturing and marketing of getters, purifiers and vacuum and gas measuring instrumentation, and owns, directly or indirectly, subsidiaries and companies, among which is SAES Pure Gas, Inc., in several countries (hereinafter referred to as "SAES Group"); and

WHEREAS, the parties did at one time enter into a Product Development and Marketing Agreement whereby SAES became the exclusive distributor of the TOF 2000 units, which Agreement has been terminated and is of no further force and effect; and

WHEREAS, SAES remains interested in marketing the Product in the Semiconductor Industry, and

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree to, and hereby do agree as follows:

l.  Appointment as Distributor.

a. The parties hereto acknowledge and agree that the Product Development and Marketing Agreement dated the 12th day of January 1994 has been and is terminated and is of no further force or effect and all rights of the parties with respect thereto have been fulfilled, settled or satisfied and there are no claims, demands, or rights of any kind presently outstanding as between the parties.

b. Sensar hereby appoints SAES exclusive worldwide distributor to market and solicit orders for the sale of the Product in the Semiconductor Industry, for all phases of production and processing of semiconductors and other electronic devices, with the exclusion of stack emission and atmospheric pollution control applications (hereinafter referred to as the "Semiconductor Industry"). SAES accepts this appointment upon the terms and conditions set forth herein and agrees to use its best efforts to promote the sale of the Product in the Semiconductor Industry.

SAES may appoint sub-distributors and may use SAES Group commercial network for the promotion, the marketing and the sale of the Product. Sensar shall not be entitled to sell, directly or indirectly, nor to appoint other distributors, agents and/or sellers for the Product in the Semiconductor Industry save as provided for in this Agreement.

2.  Marketing and Sales Responsibilities

a. SAES shall use its best efforts to solicit orders of sales of the Product by solicitation, advertising, symposium presentations, mailing, booths at trade shows, journal articles, journal advertising, and such other methods as may be appropriate. SAES shall from time to time, but not less than semi-annually, review with Sensar its solicitation plan, including documentation related thereto. In the course of solicitation of such orders, SAES shall actively seek out new applications for these products in the Semiconductor Industry and follow-up sales leads obtained from any source. SAES shall be responsible for maintaining proper records, forms, or other documentation consistent with good accounting practices, and shall retain and deliver copies of all advertising documentation to Sensar upon a request therefore.

b. During the term of this Agreement, SAES shall not act as a distributor for any product that competes with the Product without the written consent of Sensar. For purposes of this Agreement, products using mass spectrometer devices to analyze gases at atmospheric pressure are to be considered competitors. Sensar will not market any products to the Semiconductor Industry or provide information to competitors without the written consent of SAES.

c. SAES shall be responsible for conducting and covering all expenses for marketing and sales efforts for the Products within the Semiconductor Industry. This includes, but is not limited to: preparing Product brochures and application notes, advertising, mailing of marketing materials, participating in trade shows, conducting surveys, and conducting demonstrations of the Product.

d. Sensar shall provide, in a timely manner and in good faith, any technical data and assistance reasonably requested by SAES for performing the marketing functions. Sensar shall furnish SAES with literature, sales data, engineering materials, and such other information as may be needed to solicit sales of the Product. Sensar shall use its best efforts to provide materials and technical assistance to SAES wherever and whenever it is reasonably required to assist in the sales of the Product.

e. Sensar shall promptly refer any inquiries, requests, and/or orders related to the Product for the Semiconductor Industry to SAES, and SAES will refer the same to Sensar for any other markets.

f. Sensar reserves the right to maintain technical contacts and relationships with potential and future customers, provided however SAES shall be promptly informed of said contacts. In the event services are performed by Sensar to customers, billing shall be through SAES and Sensar shall be reimbursed for its services.

3.  Manufacturing of Product.

a. Sensar shall, and has full rights to, manufacture the Product for sale by SAES under this agreement. Sensar shall use its best efforts to manufacture the Product in a timely manner to meet the sales efforts of SAES. SAES shall allow ninety (90) days delivery time for Products from date of order, although Sensar shall deliver Products fully tested and in compliance to mutually agreed specifications as rapidly as possible.

b. SAES may require Sensar to identify the Product with SAES' name by adding a label of appropriate size, stating "Manufactured for SAES Getters S.p.A. by Sensar Corporation, a subsidiary of
Larson Davis Inc.," or such other language as may be agreed to from time to time.

c. Sensar agrees that it shall indemnify, defend and hold SAES harmless from and against any claims, damages, costs and expenses (including attorney's fees) caused by the negligence of Sensar and attributable to the Product including, without limitation, claims for product liability or claims based on patent, copyright or trademark infringement and caused by reason of any defective design or manufacture of the Product and without the fault or negligence of SAES. SAES agrees that it shall indemnify, defend and hold Sensar harmless from and against any claims, damages, costs and expenses (including attorney's fees) attributable to or arising out of the fault or negligence of SAES.

4.  Coordination of Activities.

a. SAES and Sensar will appoint contact persons through whom all communications and authorizations between SAES and Sensar will be made.

b. SAES shall report on a semi-annually basis its sales activities, including sales forecasts, competitor situation, and any other information reasonably requested by Sensar and related to the Product.

c. SAES shall report to Sensar on a semi-annually basis any technical information gathered from marketing and sales efforts that could lead to improvements in the operation and/or marketability of the Products, and Sensar will use its best efforts to improve the Products to ensure competitiveness. Any material reasonably considered to be confidential by any party shall be identified as such and protected as provided in this agreement.

d. Sensar shall keep SAES informed of its manufacturing capabilities and delivery times. Sensar shall promptly inform SAES of any problem which could limit or reduce its manufacturing capabilities. SAES shall inform Sensar of anticipated purchase orders as early as possible, in order for Sensar to plan its production schedule.

e. The parties shall coordinate contacts with prospective purchasers of the Product with representatives and technical support personnel of both SAES and Sensar, as may be agreed to by the parties. SAES shall bear the cost of travel, meals and lodging of Sensar employees who may be requested to assist SAES in such sales efforts.

5.  Product Development Activities

a. SAES shall cooperate with Sensar and Sensar shall cooperate with SAES to further enhance the application of the TOF 2000 to the Semiconductor Industry. Sensar shall have the primary development responsibility and SAES shall provide Sensar all information that is available, or which may in the future become available to SAES, regarding specifications, know-how, technical assistance and engineering, which would assist Sensar in such enhancement.

b. SAES shall loan Sensar at no cost to Sensar, such ultrahigh purity gas purifier units suitable for oxygen and other gas purification as used by the Semiconductor Industry in its manufacturing process. These gas purifiers shall be used initially at Sensar's Sandy, Utah, manufacturing facility in its product improvement and technical development program and for use of the parties in the joint development effort. The gas purifier units shall remain the sole property of SAES and shall be immediately returned to SAES in the event of the termination of this Agreement, unless such equipment has been disposed of in a different manner, as both parties shall have agreed.

c. There is a jointly-owned TOF 2000 unit located at Sensar's facility which is to be used for continued research and development to improve the performance, reduce costs, increase quality, maintain reliability and enhance the Product's value to the Semiconductor Industry.

d. Sensar and SAES shall cooperate in a joint effort to improve Product performance, increase quality, reduce costs, extend the capabilities, improve marketability and develop new instrumentation that is applicable to the Semiconductor Industry. Particular and immediate attention will be given by Sensar to the following:

i.  Completion of the "Microsoft Windows" version of the software.

ii.  Development of high purity oxygen gas monitoring capability.

iii.  Improvements in quality control.

Sensar shall have the responsibility for these tasks. In addition, SAES hereby agrees to cooperate independently with Sensar, testing the Product and carrying on needed evaluations, supplying adequate gas test sources without charge as well as having SAES' technicians visiting Sensar's facilities, at its own costs and expenses.

6.  Product Purchase Agreement and Schedule.

a.  SAES shall purchase Products from Sensar at a FCA (Incoterms
1990) price of $150,000.00 each, for the TOF 2000 unit and $180,000.00 each, for the TOF 2000 unit, including the gas calibration system for four gases (Nitrogen, Hydrogen, Helium and Argon) (but without the gas purifier units). These prices shall be renegotiated at October of each year of validity of this agreement. SAES shall be free to set its own price for sale of the Products to the Semiconductor Industry.

b. SAES shall purchase two (2) TOF 2000s from Sensar in 1995 according to the following schedule. Upon signing of this agreement, two (2) TOF 2000 units shall be ordered by SAES, for delivery in ninety (90) days from the order date. For the Products purchased from Sensar, SAES shall pay thirty percent (30%) of the price of the Product(s) to Sensar at the time the order is placed with Sensar. Other fifty percent (50%) will be paid within fifteen (15) days of delivery of the completely assembled and tested Product(s) as per the agreed tests procedures. The remaining twenty percent (20%) will be paid within fifteen (15) days of acceptance by the customer of the Product(s) but however not later than forty-five (45) days after delivery to customer of the Product(s). Delivery shall be FCA (Incoterms 1990) Sensar's dock. All testing and payment shall be within forty-five (45) days of the ship date of the TOF 2000s.

c. SAES shall purchase a minimum number of TOF 2000s (or improved product if identified differently) from Sensar for each of the years of the agreement. The schedule for purchases is:

    Calendar year          Number of TOF 2000s
        1995                          2
        1996                          6
        1997                          9
        1998                         11
        1999                         15

It is the parties intention to maintain a continuous flow of orders to permit orderly production schedules and cash flow. Accordingly, without prior agreement, order levels will not be less than one unit of the Product per any calendar quarter. If no purchases are made from Sensar by SAES for any period of three months, then Sensar shall have the right to terminate the Agreement upon 30 days written notice to SAES and a good faith attempt to study and resolve the reason for the lack of purchases. In any event, if Sensar does not elect to terminate the Agreement, then SAES shall not be bound by the minimum calendar years numbers set forth in this Article 6.c. if the Product ceases to be competitive in the Semiconductor Industry market.

7. Payments. All payments due according to this Agreement and not otherwise provided for in this Agreement will have to be made within forty-five (45) days after invoice.

8. Independent Contractor. The relationship of SAES to Sensar is that of an independent contractor. SAES shall, at its expense, maintain offices and conduct its business worldwide, and shall have complete control of and be completely responsible for its business, personnel, and policies.

9. Warranty, Service, Repair, Installation and User Instruction. SAES assumes full responsibility for all warranty, service, repairs and equipment returns. Sensar warrants to SAES that all products shall be free from defects in materials and workmanship for one (1) year following installation. During the warranty period, all broken or defective parts under warranty, as set forth in Sensar's User's Guide for the Products, not caused by misuse or accident through fault or negligence by the customer are to be replaced by Sensar at no charge upon written notification from SAES. Labor costs associated with warranty repairs will be the sole responsibility of SAES but shall be reimbursed by Sensar at the then current SAES hourly rate for such services. All third party warranties shall be passed on by Sensar to SAES. SAES is further responsible for the installation and user instruction of the Product. In this regard, SAES will distribute to clients only literature reviewed and approved in writing by Sensar explaining Sensar warranty.

10.  Service Training and Servicing.

a. Sensar agrees to provide SAES engineers with all initial and continuous training and documentation, as may be required in order to ensure installation, start-up, training, warranty and customer service to the Semiconductor Industry. SAES agrees to arrange for initial training of personnel in servicing procedures. Such training shall take place at the Sensar offices at the address set forth above for the initial training or at such other mutually agreed upon place. SAES shall be responsible for all costs of transportation, food and lodging incurred with respect to attending such training. Such training shall be given at such time as may be mutually agreed to by the parties. Sensar and SAES may decide that follow up training is required. Follow up training may take place at Sensar or SAES' facilities, at such time(s) as the parties deem appropriate. Each party shall pay its own costs and expenses for such follow up training, except that SAES shall bear the cost of travel, meals and lodging of Sensar's employees who may be requested to provide such training away from Sensar's facility.

b. Customer charges for service to equipment manufactured by Sensar and placed in service by SAES shall be established by SAES. Charges for service shall be fair and equitable, and shall reflect the Sensar image in a favorable manner.

c. Replacement of parts and components shall be with Sensar or Sensar approved parts and components only. Use of replacement parts other than provided by Sensar, unless substitution is specifically approved in writing, shall constitute a breach of this Agreement unless an emergency situation exists and a Sensar component or part is not available. For damages caused by use of a non Sensar or unapproved component or part, the warranty provision of this Agreement does not apply.

11. Term of Agreement. The term of this Agreement shall be for an initial five (5) year term, commencing on the date of signature of this Agreement by authorized representatives of both SAES and Sensar. The term hereof shall be automatically renewed for additional five year periods thereafter, unless the Agreement is terminated by either party upon not more than 180 nor less than ninety (90) days written notice prior to the end of the then current term.

12. Patent License Agreement. This Agreement shall be subject to the provisions of the Patent License Agreement between Sensar and Brigham Young University covering U.S. Patent No 5,070,240 and all other patents domestic or foreign issued out of or in relation thereto.

13. Trademarks and Copyrights. SAES agrees with respect to the Sensar name and proprietary marks as follows:

a. SAES shall not in any way do anything to infringe upon, harm, or contest the right of Sensar in any trade mark or name which incorporates the name "Sensar." SAES shall be entitled to use its own name and mark in connection with the sales of Sensar products, and may place its name or mark on the Product.

b. SAES intends that its use of any proprietary mark, or any other mark or name that incorporates the name "Sensar" to inure to the benefit of Sensar and agrees that any goodwill arising from such use by SAES shall revert to Sensar in the event that this Agreement is terminated for any reason.

14. Ownership of Product and Enhancements. SAES agrees and acknowledges that the Product and any and all technology, rights, patents, know-how or other intellectual property interests relating thereto are the sole and separate property of Sensar, subject only to such rights as Sensar shall or may transfer, sell or assign to SAES by written agreement. SAES further agrees and acknowledges that, all enhancements and improvements to the Product are and shall be the sole and separate property of Sensar, and that no ownership claim shall be made by SAES as to the Product, enhancements thereof or improvements thereto, except such rights as shall be specifically provided herein.

15.  Termination.

a. Any provision herein to the contrary notwithstanding, this Agreement may be terminated at any time by any part in the event of any material breach by the other party of any of the terms of conditions of this Agreement or in the event of other acts of a party that the other party reasonably believes will adversely affect the Product, without prejudice to any right or remedy the terminating party might have. The terminating party will notify the other party if it believes such a condition exists, and the other party will have sixty (60) days to rectify the situation before any further action is taken by the terminating party.

b. This Agreement shall terminate immediately and without notice at the election of the other party, without prejudice to any right or remedy the terminating party might have, upon (i) the insolvency of the other party or (ii) a change in more than Fifty percent (50%) in control of a party to a non related party.

c. Upon termination of this Agreement, SAES shall promptly return to Sensar, at its principal office in the United States set forth above, or at such other place as Sensar may designate, all property of Sensar in SAES' possession, including but not limited to, all Sensar drawings, specifications, literature, equipment and spare parts, if any.

d. Upon termination of this Agreement, Sensar shall promptly return to SAES at its principal office in Italy, or at such other place as SAES may designate, all property of SAES in Sensar possession, including but not limited to the provided gas purification units.

e. Sensar shall not be liable to SAES or any person making a claim in place of SAES for any indemnity or claimed payment claimed on account of the termination of this Agreement, provided that Sensar has complied with the terms of this Agreement.

f. In the event this Agreement is not renewed as per Article 11 hereof, where SAES desires to extend the initial term hereof, or is terminated by Sensar not for breach by SAES of its obligations, and provided that Sensar is continuing to market the Product and provided also that SAES has actually sold during the term of this Agreement more than sixty (60) Products, then SAES shall be entitled to a goodwill indemnity as consideration for the introduction of Sensar name and products in the Semiconductor Production Gas Market as well as for consideration for SAES activity in the development of the Product. Said goodwill indemnity shall be calculated as follows:

   twenty percent (20%) of the last twelve (12) months actual sales made by SAES if said sales are between US $1,000,000 and US $3,000,000;

   ten percent (10%) of the last twelve (12) months actual sales made by SAES if said sales are between US $3,000,001 and US $5,000,000;

   five percent (5%) of the last twelve (12) months actual sales made by SAES if said sales are above US $5,000,001.

The calculation of the goodwill indemnity shall be based on segments. Accordingly, for illustrations purposes only, if sales are US $3,500,000, the goodwill indemnity due shall be the sum of 20% of US $3,000,000 and 10% of US $500,000.

Sensar expressly agrees to pay SAES said goodwill indemnity within three (3) months from the termination of the Agreement.

16. Succession. This Agreement, shall inure to the benefit of and be binding upon the parties hereto and upon their assignees and successors in interest of any kind whatsoever.

17. Failure to Enforce. The failure of a party to enforce any of the provisions, rights or options of this Agreement shall in no way be considered a waiver of such provisions, rights or options, or in any way affect the validity of this Agreement. The exercise by a party of any of its rights or options hereunder shall not preclude or prejudice such party from exercising the same or any other rights or options it may have under this agreement, irrespective of any previous action or proceeding taken by such party.

18. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first-class, registered or certified mail, postage prepaid, and unless either party should notify the other party in writing of a change of address, properly addressed to the party's address first set out above.

19. Entire Agreement. This Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understanding of the parties relating thereto. It may not be changed orally only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No representations or promises not expressed herein shall be binding on either party hereto for any purposes.

20. Section Headings. The section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision herein.


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21.  Attorney's Fees.  In the event of a breach of this Agreement, the breaching party shall pay to the enforcing party all reasonable costs of enforcement, with or without suit, including a reasonable attorney's fee, together with such other legal cost as may be authorized by law.

22. Severability. In the event any section, paragraph, or portion of this Agreement shall be or be deemed to be by any court having lawful jurisdiction of the subject matter of this Agreement void, voidable, or invalid for any reason, this Agreement shall be otherwise valid and enforceable as if said void, voidable, or invalid article, section, paragraph, or portion of this Agreement had not been a part hereof in the first instance.

23. Authority to Bind. Each party executing this Agreement hereby warrants that it has full and legal authority to execute this Agreement for and on behalf of the respective parties, and no further approval or consent of any other person is necessary in connection therewith. Further, each party executing this Agreement covenants and represents that the execution of this agreement is not in contravention of and will not result in a breach of any other agreement, contract, instrument, order, judgment or decree to which such person is a party.

24. Counterparts. This Agreement may be executed in duplicate originals, each of which shall be considered an original, but all of which taken together shall constitute one and the same original instrument. For purposes of this Article 24, facsimile copies of this Agreement executed and transmitted by a party shall be binding against such party as an original thereof.

25. Force Majeure. A party shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond such party's control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service or acts of God.

26. Miscellaneous. Nothing in this Agreement shall be deemed to constitute the parties as partners, joint venturers, an association or any other type of joint entity, nor shall this Agreement constitute any employee of either party hereto or an agent or representative, legal or otherwise, of the other party for any purpose whatsoever. Neither party is authorized to make any statement or representation on behalf of the other without the prior written consent of the other party. Neither party assumes, nor shall it be liable for, any liabilities or obligations of the other whether past, present or future.


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27.  Governing Law - Mediation - Situs.  The parties hereby agree that this Agreement shall be governed by the laws of the State of Utah.

The parties hereby agree to avoid litigation where possible and to resolve all disputes arising out of the subject matter of this Agreement by mediation and agree to be bound by the provisions of the Delaware Voluntary Alternative Dispute Resolution Act - which terms are incorporated herein by reference - and in particular by the Alternative Dispute Resolution (ADR) provisions of Title 6, Chapter 77, entitled the Voluntary Alternative Dispute Resolution Act of the Delaware Code. Mediation shall take place at a mutually convenient place agreed to by the parties.

In the event a dispute between the parties is not resolved by mediation, then the parties shall have access to Court. In this regard, the parties expressly stipulate that all litigation under this agreement not related to Intellectual Property and/or of which Brigham Young University may be a party may be brought in the state courts of Delaware and/or the United States District Court for Delaware and consent to the jurisdiction of such courts in any such matters.

In addition the parties expressly stipulate that all litigation under this agreement related to Intellectual Property issues and/or of which Brigham Young University may be a party shall be brought in the state courts of Utah and/or the United States District
Court for Utah and consent to the jurisdiction of such courts in any such matters.

For purposes of serving possible filing for legal cases and enforcing possible judgments, injunctions, seizures, etc., SAES hereby declares it is doing business in the United States with a wholly-owned subsidiary, SAES Getters USA, Inc., located in Colorado Springs, Colorado, which hereby acknowledges to this Agreement as well as with SAES Pure Gas Inc. located in San Luis Obispo, California which also hereby acknowledges to this Agreement.

This Agreement has been drafted in English and shall be interpreted in the English language as generally accepted in the State of Utah, regardless of any translation hereof.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals effective the day and year first above written.

SENSAR CORPORATION;

By   /s/ Brian G. Larson
  Its Chairman

SAES GETTERS S.p.A.;

By   /s/
   Its Managing Director


Acknowledged and agreed

SAES Getters USA, Inc.

By   /s/
   Its President

Acknowledged and agreed

SAES Pure Gas, Inc.

By   /s/
   Its President